EXHIBIT 10.19

CONTINENTAL AIRLINES, INC.

ENHANCED PROFIT SHARING PLAN

(as amended through February 23, 2007)

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS *

1.1 Award *

1.2 Annual Award Pool *

1.3 Beneficiary *

1.4 Base Pay *

1.5 Board *

1.6 Code *

1.7 Committee *

1.8 Company *

1.9 Effective Date *

1.10 Employee *

1.11 Employment *

1.12 Excluded Person *

1.13 Individual Workgroup Award Pool *

1.14 Individual Workgroup Reductions *

1.15 Individual Workgroup Wages *

1.16 Participant *

1.17 Plan *

1.18 Pre-tax Net Income *

1.19 Reduction Program *

1.20 Retired *

1.21 Subsidiary *

1.22 Total Participant Wages *

1.23 Total Reductions *

1.24 Workgroup *

1.25 Year *

ARTICLE II - THE PLAN *

2.1 Purpose *

2.2 Effective Date *

ARTICLE III - ADMINISTRATION *

3.1 Composition and Authority of Committee *

3.2 Action by Committee *

3.3 Delegation *

3.4 Reliance upon Information *

ARTICLE IV - PARTICIPATION *

4.1 Participation *

ARTICLE V - ANNUAL AWARD POOL *

5.1 Annual Award Pool *

5.2 Minor Pools *

ARTICLE VI - ALLOCATION AND VESTING OF AWARDS *

6.1 Allocation of Annual Award Pool, Vesting *

ARTICLE VII - DISTRIBUTIONS AND PAYMENTS *

7.1 Payor of Awards *

7.2 Cash Payment *

7.3 Death of Participant *

7.4 Nonalienation of Benefits *

7.5 Forfeiture for Cause *

ARTICLE VIII - TERMINATION OR AMENDMENT OF THE PLAN *

8.1 Termination or Amendment *

8.2 Modification or Termination following Award *

ARTICLE IX - MISCELLANEOUS *

9.1 Other Compensation Plans *

9.2 Powers of the Company *

9.3 Plan Binding on Successors *

9.4 No Guarantee of Employment *

9.5 Liability of Employer *

9.6 Payment of Plan Expenses *

9.7 Headings *

9.8 Gender and Tense *

9.9 Governing Law *

9.10 Severability *

9.11 No Guarantee of Tax Consequences *

9.12 Notice *

EXHIBIT A A-1

CONTINENTAL AIRLINES, INC.

ENHANCED PROFIT SHARING PLAN

(as amended through February 23, 2007)

ARTICLE I

DEFINITIONS

As used in this Plan, the following terms with initial capital letters have the meanings hereinafter set forth, unless the context reasonably requires a broader, narrower or different meaning.

1.1 Award. "Award" means, with respect to each Year, the amount equal to the portion of the Annual Award Pool allocated to each Participant for such Year as determined under Section 6.1.

1.2 Annual Award Pool. "Annual Award Pool" means, with respect to each Year, the total amount available for allocation to Participants for such Year, as determined under Article V.

1.3 Beneficiary. "Beneficiary" means the person or persons determined in accordance with Section 7.3 to receive any unpaid portion of any Award distributable under the Plan on account of the death of a Participant.

1.4 Base Pay. "Base Pay" means, with respect to each Employee for a particular Year, the regular straight-time earnings or base salary, together with payments for overtime, on-time performance bonuses and commissions or sales incentives, paid with respect to such Employee by the Company or a Subsidiary during the Year, but excluding any equity based compensation, any payments under this Plan, any other bonuses and any other special payments.

1.5 Board. "Board" means the Board of Directors of the Company.

1.6 Code. "Code" means the Internal Revenue Code of 1986, as amended.

1.7 Committee. "Committee" means the committee described in Section 3.1 that is appointed by the Board to administer the Plan.

1.8 Company. "Company" means Continental Airlines, Inc., a Delaware corporation, or any successor which assumes the Plan.

1.9 Effective Date. "Effective Date" means April 1, 2005.

1.10 Employee. "Employee" means any full-time or part-time employee (i) on the payroll of the Company or of any wholly owned Subsidiary, or (ii) on the payroll of any other Subsidiary if, and on such terms as, designated by the Committee or the Board. For this purpose, "on the payroll" shall mean paid by payroll check through payroll and not a check through accounts payable, without regard to any reclassification resulting from any controversy concerning the employment status of the Employee.

1.11 Employment. "Employment" means employment by the Company or a Subsidiary. In this regard, neither the transfer of a Participant from Employment by the Company to Employment by a Subsidiary nor the transfer of a Participant from Employment by a Subsidiary to Employment by the Company or another Subsidiary shall be deemed to be a termination of Employment of the Participant. Moreover, the Employment of a Participant shall not be deemed to have been terminated because of absence from active Employment on account of temporary illness or during authorized vacation or during temporary leaves of absence from active employment granted by the Company or a Subsidiary for reasons of professional advancement, education, health, or government service, or during any period the Participant is on military leave in accordance with the Company's military leave policy, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement.

1.12 Excluded Person. "Excluded Person" means, with respect to each Year, (i) any Employee who is a member of a labor work group that is not listed on Schedule A, (ii) any Employee who participates during such Year in the Company's Annual Executive Bonus Program, the director-level annual incentive bonus program, or any other bonus program of the Company or a Subsidiary designated by the Committee as disqualifying such Employee from participation under the Plan with respect to such Year, and (iii) any Employee who is a Grade 46 or higher level Employee (which for all purposes under the Plan shall include any equivalent Employee grade level(s) used at a Company division or Subsidiary) on the last day of such Year (or who has Retired from Employment as a Grade 46 or higher level Employee or died while a Grade 46 or higher level Employee during such Year).

1.13 Individual Workgroup Award Pool. "Individual Workgroup Award Pool" has the meaning set forth in Exhibit A.

1.14 Individual Workgroup Reductions. "Individual Workgroup Reductions" has the meaning set forth in Exhibit A.

1.15 Individual Workgroup Wages. "Individual Workgroup Wages" has the meaning set forth in Exhibit A.

1.16 Participant. "Participant" has the meaning set forth in Section 4.1.

1.17 Plan. "Plan" means the Continental Airlines, Inc. Enhanced Profit Sharing Plan, the terms of which are set forth herein, and as the same may hereafter be amended from time to time.

1.18 Pre-tax Net Income. "Pre-tax Net Income" means, with respect to each Year, the consolidated income before taxes but after minority interest (as computed using net income (loss) before taxes) of the Company for such Year determined by the Company in accordance with generally accepted accounting principles ("GAAP"), as shown on the Company's consolidated financial statements for such Year, but calculated (i) excluding any unusual or non-recurring items in accordance with GAAP and (ii) prior to any costs associated with executive incentive compensation (defined as incentive compensation for executives of the Company with performance targets determined by the Human Resources Committee of the Board), in each case as determined by the Committee.

1.19. Reduction Program. "Reduction Program" has the meaning set forth in Exhibit A.

1.20. Retired. "Retired" or "Retirement" means the termination of Employment (for any reason other than involuntary termination for cause), after satisfaction of all age and service requirements for either early retirement or normal retirement under the Continental Retirement Plan, as amended from time to time.

1.21 Subsidiary. "Subsidiary" means (i) any wholly owned subsidiary of the Company or of any wholly owned subsidiary thereof, or (ii) any other corporation or business venture in which the Company owns, directly or indirectly, a significant financial interest, but only if, and on such terms as, the Committee designates such corporation or business venture to be a Subsidiary for the purposes of this Plan for any Year, and if the board of directors (or equivalent governing authority) of such corporation or business venture consents to being designated as a Subsidiary.

1.22 Total Participant Wages. "Total Participant Wages" has the meaning set forth in Exhibit A.

1.23 Total Reductions. "Total Reductions" has the meaning set forth in Exhibit A.

1.24 Workgroup. "Workgroup" has the meaning set forth in Exhibit A.

1.25 Year. "Year" means the period corresponding to the fiscal year of the Company and for purposes of this Plan refers to the Year for which an Annual Award Pool has been determined to be available for allocation to Participants pursuant to the terms of the Plan.

ARTICLE II

THE PLAN

2.1 Purpose. The purpose of the Plan is to recognize the voluntary wage and benefit reductions and workrule enhancements that Participants are making in 2005 and thereafter, to promote the growth and prosperity of the Company and each Subsidiary, to motivate Participants to achieve strategic, financial and operating objectives, and to reward improvement in financial performance, thereby permitting the Company and each Subsidiary to attract and retain superior personnel at all levels of responsibility and to provide Participants with an additional incentive to contribute to the success of the Company and its Subsidiaries. The Plan provides for incentive compensation and, accordingly, is not intended to be a plan that is subject to Parts 1 through 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly.

2.2 Effective Date. The Plan shall become effective on the Effective Date.

ARTICLE III

ADMINISTRATION

3.1 Composition and Authority of Committee. The Plan shall be solely administered by a committee appointed by the Board, which Committee shall consist of at least three members. Such Committee shall be the Human Resources Committee of the Board or such other Committee as may be designated by the Board, in its sole discretion, to administer the Plan. The Board shall have the power from time to time to remove members of the Committee and to fill vacancies on the Committee arising by resignation, death, removal, or otherwise. Subject to the express provisions of the Plan, the Committee shall have full authority to administer, interpret and construe the Plan in its discretion, and to make all other determinations in its discretion and take all other actions necessary or advisable in the administration of the Plan.

3.2 Action by Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the Committee present at a meeting of the Committee shall decide any question brought before the meeting and shall be the act of the Committee. In addition, the Committee may act by unanimous written consent and may also take any other action otherwise proper under the Plan by an affirmative vote, taken without a meeting, of a majority of its members.

3.3 Delegation. The Committee may, in its discretion, delegate one or more of its duties to an officer or Employee of the Company or a committee composed of officers and/or Employees of the Company, but may not delegate its authority to construe the Plan.

    Reliance upon Information. Neither the Committee nor any officer or Employee of the Company (including any committee composed of officers and/or Employees of the Company to whom duties are delegated pursuant to Section 3.3) shall be liable for any decision or action taken in good faith in connection with the administration of the Plan. Without limiting the generality of the foregoing, any such decision or action taken by the Committee or any such persons in reliance upon any information supplied to it or them by any officer of the Company or any Subsidiary, the Company's or any Subsidiary's legal counsel or the Company's or any Subsidiary's independent accountants or internal audit staff in connection with the administration of the Plan shall be deemed to have been taken in good faith.

ARTICLE IV

PARTICIPATION

4.1 Participation. For any Year, each Employee of the Company or a Subsidiary who remains in Employment on the last day of the Year (or who has Retired from Employment or died while an Employee during such Year) shall be a "Participant" with respect to such Year; provided, however, that no Excluded Person shall be a Participant. Subject to Section 7.5, each Participant with respect to a Year shall be entitled to share in any Annual Award Pool for such Year in accordance with the allocation and vesting provisions set forth in Article VI.

ARTICLE V

ANNUAL AWARD POOL

5.1 Annual Award Pool. Subject to Section 5.2, the "Annual Award Pool" for any Year shall be equal to A multiplied by B, where:

A equals the sum of:

(i) The dollar amount of Pre-tax Net Income, if any, earned with respect to such Year up to and including $250 million multiplied by 30%; plus

(ii) The dollar amount of Pre-tax Net Income, if any, earned with respect to such Year in excess of $250 million and up to and including $500 million multiplied by 25%; plus

(iii) The dollar amount of Pre-tax Net Income, if any, earned with respect to such Year in excess of $500 million multiplied by 20%; and

B equals a fraction, the numerator of which is the total Base Pay of all Participants for such Year and the denominator of which is the sum of (i) the total Base Pay of all Participants for such Year plus (ii) the total Base Pay of all Excluded Persons for such Year who remain in Employment on the last day of such Year (or who have Retired from Employment or died while an Employee during such Year).

5.2 Minor Pools. Notwithstanding the provisions of Section 5.1, if the Annual Award Pool, as calculated in accordance with Section 5.1 with respect to any Year, is less than one half of one percent (0.5%) of the denominator used in the fraction set forth in item B of Section 5.1 (such amount being referred to as a "Minor Pool"), then, at the discretion of the Committee, the Annual Award Pool for that Year shall be deemed to be zero, and the amount of the Minor Pool (and any other prior Minor Pool amounts not yet paid out under the Plan) shall be carried forward and added to the Annual Award Pool for the following Year (or any next succeeding Year as may be necessary for the Annual Award Pool for the Year in question to exceed one half of one percent (0.5%) of the denominator used in the fraction set forth in item B of Section 5.1 for such Year). Any Minor Pool remaining upon the termination of the Plan and not included in a successor profit sharing plan shall revert to the Company and not be paid out. The Annual Award Pool shall also be adjusted (i) to take into account any amounts paid out in advance pursuant to the second paragraph of Section 6.1, and (ii) in the case of the first Annual Award Pool hereunder that is not a Minor Pool, for unpaid amounts, if any, with respect to the Company's previous profit sharing plan.

ARTICLE VI

ALLOCATION AND VESTING OF AWARDS

6.1 Allocation of Annual Award Pool, Vesting. As soon as practicable after the close of each Year, the Company's Controller shall determine whether there is an Annual Award Pool and, if so, shall certify the Annual Award Pool for that Year and allocate such Annual Award Pool among the Participants (and any amount not so allocated shall not be paid to Participants hereunder). The Annual Award Pool shall be allocated in accordance with Exhibit A attached hereto. The Committee shall review the Controller's certification of the Annual Award Pool and shall approve the allocation of the Annual Award Pool among the Participants. Subject to Section 7.5, amounts so allocated and approved shall be 100% vested and nonforfeitable and shall be payable in accordance with Article VII.

Upon the recommendation of the Chief Executive Officer, but solely in the discretion of the Committee, an advance payment of a portion of the expected Annual Award Pool may be made during a particular Year. The amount of such portion and the date of payment thereof shall be in the sole discretion of the Committee; provided that in no case may such portion (together with any other portions paid out in advance during a particular Year) exceed 50% of the expected Annual Award Pool for such Year, as certified by the Company's Controller prior to any such payment. Such advance payment shall be allocated by the Company's Controller in accordance with Exhibit A attached hereto, but using applicable Base Pay from the beginning of such Year through the end of any month preceding such advance payment chosen by the Committee (the "Month End") in lieu of annual Base Pay in making the applicable calculations, and deeming solely for purposes of such advance payment an Employee to be a Participant if the Employee is an Employee of the Company or a Subsidiary who remains in Employment as of the Month End (or who has Retired from Employment or died while an Employee during such Year and prior to the Month End). The Committee shall review the certification of the expected Annual Award Pool for such Year and shall approve the allocation of the expected Annual Award Pool among the Participants.

ARTICLE VII

DISTRIBUTIONS AND PAYMENTS

7.1 Payor of Awards. Subject to the following provisions hereof, any Award payable under the Plan with respect to a Participant for a given Year shall be the obligation of and paid by the Company or any Subsidiary, whichever may be applicable, or any successor pursuant to Section 9.2, that employed the Participant at the end of the Year with respect to which the Award was made. Adoption and maintenance of the Plan by the Company and any Subsidiary shall not create a joint venture or partnership relationship among or between such persons for purposes of payment of Awards under the Plan or for any other purpose.

7.2 Cash Payment. Subject to Section 7.5, the Award shall be paid by the Company or Subsidiary, as the case may be, to the Participant (or Beneficiary) in full in the form of a single sum payment in cash as promptly as administratively practicable following the last day of the Year to which the Award pertains; but in any event not later than two and one-half months following the last day of the Year to which the Award pertains. The Company or Subsidiary, as the case may be, shall deduct from amounts paid under this Section 7.2 any taxes required to be withheld by applicable law.

7.3 Death of Participant. Any Award with respect to a Participant that remains unpaid, in whole or in part, at the death of the Participant shall (subject to Section 7.5 and the provisions of Section 7.2 regarding withholding of taxes) be paid in a single sum payment of cash to the Participant's Beneficiary as soon as administratively practicable following the death of the Participant (but no sooner than Awards are generally paid). Each Participant shall have the right to designate a Beneficiary to receive any amount payable under the Plan with respect to the Participant after the Participant's death. Any designation (or change in designation) of a Beneficiary must be filed with the Committee in a time and manner designated by the Committee in order to be effective. Any such designation of a Beneficiary may be revoked by the Participant by filing a later valid designation or an instrument of revocation with the Committee in a time and manner designated by the Committee. If no Beneficiary designation under the Plan is on file with the Committee at the time of the death of the Participant or if such designation is not effective for any reason as determined by the Committee, then the Participant's Beneficiary for purposes of the Plan shall be determined as follows:

(a) If the Participant leaves a surviving spouse, then the Participant's Beneficiary shall be such surviving spouse;

(b) If the Participant leaves no surviving spouse, then the Participant's Beneficiary shall be his or her beneficiary designated under the Company's principal plan that provides for elective deferrals pursuant to section 401(k) of the Code;

(c) If the Participant (i) leaves no surviving spouse and (ii) as of the date of his or her death, does not have an account balance under the plan referred to in clause (b) above, has no beneficiary designation on file under such plan, or his or her beneficiary designation under such plan is not effective for any reason as determined by the administrator of such plan, then the Participant's Beneficiary shall be his or her beneficiary properly designated under the principal plan that provides for elective deferrals pursuant to section 401(k) of the Code that is maintained by the Subsidiary employing such Participant most recently prior to the date of his death; and

(d) In the absence of the determination of a Beneficiary pursuant to clauses (a), (b) and (c) above, then the Participant's Beneficiary shall be (i) the Participant's executor or administrator or (ii) the Participant's heirs at law if there is no administration of the Participant's estate.

7.4 Nonalienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the person entitled to such benefits. If any Participant (or Beneficiary) hereunder shall become bankrupt or attempt to anticipate, alienate, assign, sell, pledge, encumber, or charge any right or benefit hereunder, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such right or benefit shall, in the discretion of the Committee, cease and terminate.

7.5 Forfeiture for Cause. Notwithstanding any other provision of the Plan, a Participant (and his or her Beneficiary) shall forfeit his or her Award if his or her Employment is terminated for cause or gross misconduct prior to payment of such Award.

ARTICLE VIII

TERMINATION OR AMENDMENT OF THE PLAN

8.1 Termination or Amendment. Unless earlier terminated as provided below, the Plan shall automatically terminate at the close of business on December 31, 2009; provided that the Plan shall remain in effect thereafter to the extent necessary to permit payment of any Awards with respect to the Year 2009. The Board (or the Committee) may at any time amend, modify, revise or terminate the Plan; provided, that Schedule A to Exhibit A shall automatically be amended from time to time without action by the Committee or the Board as set forth on Exhibit A.

8.2 Modification or Termination following Award. Subject to the provisions of Section 9.2, modification, amendment, revision or termination of the Plan shall not adversely affect rights or obligations under the Plan with respect to any Awards made prior to such modification, amendment, revision or termination, without the consent of the affected persons. Awards shall be deemed made as of the last day of a Year or, with respect to any advance payment pursuant to Section 6.1, as of the Month End chosen by the Committee with respect thereto.

ARTICLE IX

MISCELLANEOUS

9.1 Other Compensation Plans. The adoption of the Plan shall not affect any other compensation plans in effect for the Company or any Subsidiary or affiliate of the Company except as may specifically be provided under the terms and provisions of such other plan, nor shall the Plan preclude the Company or any Subsidiary or affiliate thereof from establishing any other forms of incentive or other compensation for Employees.

9.2 Powers of the Company. The existence of outstanding and unpaid Awards under the Plan shall not affect in any way the right or power of the Company or any Subsidiary to make or authorize any adjustments, stock dividends, spin-offs or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, reorganizations or other changes in the Company's or Subsidiary's capital structure or in its business, or any merger or consolidation of the Company or any Subsidiary, or any issue of bonds, debentures, common or preferred stock, if applicable, or the dissolution or liquidation of the Company or any Subsidiary, or any sale or transfer of all or any part of its assets or business, or any other act or proceeding, whether of a similar character or otherwise.

Should the Company or any Subsidiary (or any successor thereto) elect to dissolve, enter into a sale of its assets, or enter into any reorganization incident to which it is not the surviving entity, unless the surviving or successor entity shall formally agree to assume the Plan, the Plan shall terminate with respect to the Company or any Subsidiary (or any successor thereto) on the earlier of the date of closing or the effective date, whichever may be applicable, of such transaction, and the full amount of any Awards remaining unpaid in respect of Years ended prior to such applicable date shall nevertheless be paid to each such Participant (or Beneficiary) in a single lump sum payment of cash in accordance with the terms of the Plan.

9.3 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company and any Subsidiary.

9.4 No Guarantee of Employment. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of the Company or any Subsidiary or affiliate of the Company or to interfere with the right of the Company or any Subsidiary or affiliate of the Company to discharge any Participant or Employee at any time, including at the end of any Year, regardless of the effect which such discharge shall have upon a Participant in the Plan.

9.5 Liability of Employer. Each Participant, Beneficiary or other person who shall claim a right or benefit under this Plan shall be entitled only to look to the Participant's employer for such benefit, and no officer or director of the Company or any Subsidiary or member of the Committee or any other person shall have any liability for such benefit.

9.6 Payment of Plan Expenses. The Company and each Subsidiary will pay its pro rata share of all expenses that may arise in connection with the administration of this Plan.

9.7 Headings. Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof. All references in this Plan to Articles and Sections are to Articles and Sections of this Plan unless specified otherwise.

9.8 Gender and Tense. Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though in the plural in all cases where they would so apply.

9.9 Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law.

9.10 Severability. If any provision of this Plan shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

9.11 No Guarantee of Tax Consequences. None of the Company, any Subsidiary, the Committee or any officer or director makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person participating or eligible to participate in this Plan.

9.12 Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, postage prepaid, addressed to the person who is to receive it at the address specified below. The Company or a Subsidiary shall be entitled to use the address of a Participant as it appears in the personnel records of the employer. Participants shall be entitled to use, as the address for the Company or a Subsidiary, the address of the Company's principal corporate office. Any person entitled to notice hereunder may waive such notice.

Exhibit A

CONTINENTAL AIRLINES, INC.

ENHANCED PROFIT SHARING PLAN

ANNUAL AWARD POOL ALLOCATION

All calculations pursuant to this Exhibit A shall be subject to the approval of the Committee in accordance with Section 6.1 hereof. As of the end of the Year to which any Annual Award Pool applies, the Controller of the Company shall allocate such Annual Award Pool as follows:

(a) First, the Annual Award Pool for such Year shall be allocated to individual Workgroups as follows:

(i) Half of the Annual Award Pool shall be allocated to each Workgroup and contributed to each Individual Workgroup Award Pool in the proportion that the Individual Workgroup Reductions of such Workgroup bears to Total Reductions; and

(ii) Half of the Annual Award Pool shall be allocated to each Workgroup and contributed to each Individual Workgroup Award Pool in the proportion that the Individual Workgroup Wages for such Year of such Workgroup bears to Total Participant Wages for such Year.

(b) Next, the Individual Workgroup Award Pool for such Year for each Workgroup shall then be allocated as Awards to each Participant for such Year that is a member of such Workgroup and who satisfies the requirements of Section 4.1 in the proportion that the total Base Pay of each such Participant with respect to such Year bears to the total Base Pay for all such Participants in such Workgroup with respect to such Year; provided however, that the Award to any Participant who participates during such Year in any required profit sharing or similar arrangement with respect to the Company or any Subsidiary pursuant to the legal requirements of the country or other jurisdiction of such Participant's residence or principal place of work (a "Local Award") shall be reduced by the amount of such Local Award paid or accrued to such Participant with respect to such Year, and the applicable Individual Workgroup Award Pool for such Year shall be reduced by the amount of the Local Award(s) and retained by the Company or Subsidiary, as applicable.

Additional Definitions. As used in this Exhibit A, the following additional terms with initial capital letters have the meanings hereinafter set forth:

"Individual Workgroup Award Pool" means, with respect to each Year, the portion of the Annual Award Pool for such Year that represents the total annual amount available under the Plan for allocation to Participants within the applicable Workgroup for such Year.

"Individual Workgroup Reductions" means the total annual dollar value of all wage and benefit reductions and workrule enhancements implemented by the Company in connection with the Reduction Program applicable with respect to a specific Workgroup, excluding reductions applicable to Excluded Persons in such Workgroup, with such annual value calculated based on the targeted reductions within the Reduction Program. Individual Workgroup Reductions for a Workgroup that is added to Schedule A after the Effective Date shall be such Workgroup's targeted reductions in the Reduction Program; provided, however, if a Workgroup failed to ratify or implement the requested reductions by the target date set by the Company, then such targeted reductions shall be pro-rated for any partial year(s) of participation.

"Individual Workgroup Wages" means, with respect to each Year, the total annual Base Pay for all Participants associated with a specific Workgroup with respect to such Year. If (i) a Workgroup failed to ratify or implement the requested reductions by the target date set by the Company and (ii) such Workgroup is subsequently added to Schedule A but their Individual Workgroup Reductions will not be effective for the full Year, then such Workgroup's Individual Workgroup Wages for such Year will be adjusted to reflect the portion of the Individual Workgroup Reductions that are not captured in Individual Workgroup Wages for the period that the members of such Workgroup were not Participants.

"Reduction Program" means the cost reduction program announced by the Company in November 2004. Upon the addition to Schedule A of a Workgroup after the Effective Date, the Reduction Program shall include the targeted reductions for such added Workgroup.

"Total Participant Wages" means, with respect to each Year, the total annual Base Pay for all Participants associated with all Workgroups with respect to such Year. If (i) a Workgroup failed to ratify or implement the requested reductions by the target date set by the Company and (ii) such Workgroup is subsequently added to Schedule A but their Individual Workgroup Reductions will not be effective for the full Year, then Total Participant Wages for such Year will be calculated to reflect any adjustments made pursuant to the definition of Individual Workgroup Wages.

"Total Reductions" means the annual dollar value of all wage and benefit reductions and workrule enhancements implemented by the Company with respect to all Workgroups in connection with the Reduction Program, excluding reductions applicable to Excluded Persons, with such annual value calculated based on the targeted reductions within the Reduction Program. If a Workgroup is added to Schedule A after the Effective Date, Total Reductions shall include the targeted reductions for such added Workgroup; provided, however, if a Workgroup failed to ratify or implement the requested reductions by the target date set by the Company, then Total Reductions for any partial year(s) of participation will be calculated to reflect any adjustments made pursuant to the definition of Individual Workgroup Reductions.

"Workgroup" means individual labor work groups within the Company as set forth on Schedule A hereto, and with respect to a particular Participant shall mean the Workgroup that such Participant is principally associated with as of the end of a particular Year (or, if earlier, upon the Participant's death or Retirement).

Schedule A shall automatically be amended from time to time, without the necessity of any action by the Committee or the Board, to reflect the addition of a Workgroup, or the elimination of a Workgroup, as certified to the Committee by the Chief Executive Officer, the President or the Chief Financial Officer of the Company.

For purposes of any calculation pursuant to this Exhibit A, the Individual Workgroup Reductions applicable to any new Workgroup (that is, a Workgroup that was not a labor work group within the Company as of the Effective Date) added to Schedule A shall be zero. The Individual Workgroup Reductions for a Workgroup that did not participate in the Reduction Program as of the Effective Date but which is subsequently added to Schedule A shall be included for purposes of all calculations described and in the manner provided in this Exhibit A.

In addition, the Individual Workgroup Reductions applicable to any Workgroup eliminated from Schedule A shall be deducted from the calculation of Total Reductions for all Years in which such Workgroup is eliminated.

Schedule A- Workgroups to

Exhibit A of the Enhanced Profit Sharing Plan

(as amended through February 23, 2007)

Workgroup	Reductions ($)
Pilots & Flight Instructors	222,220,374
Technicians (CO)	20,097,016
Management / Clerical (CO)	26,419,720
Field Service Agents (onshore)	98,794,712
Reservation Agents (onshore)	18,883,546
Chelsea Agents	2,605,201
Material Services	970,710
Dispatchers	735,807
Simulator Engineers	330,835
Flight Attendants (CO)	72,493,826
Flight Attendants (CMI)	4,142,816
Mechanics (CMI)	577,030
Management (CMI)	1,820,128
Agents (CMI)	2,900,000
International Agents/Mgmt/Clerical*	1,479,937
Subtotal	$474,471,658
Other reductions not included in Profit Sharing Plan calculation	25,528,342
____________
Total Reductions	$500,000,000

* Details of the international workgroup reductions are retained in the office of the Corporate Secretary of the Company.